UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                           FORM 8-K/A

                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): January 5, 2000 (November 16,
1999)


                    FRONTIER OIL CORPORATION
     (Exact name of registrant as specified in its charter)






           Wyoming                     1-7627              74-1895085
 (State of other jurisdiction       (Commission          (IRS Employer
      of incorporation)             File Number)      Identification No.)




        10000 Memorial Drive, Suite 600
                 Houston, Texas                            77024-3411
    (Address of principal executive offices)               (Zip Code)






   Registrant's telephone number, including area code: (713) 688-9600



                         Not Applicable

  (Former name or former address, if changed since last report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

        On November 16, 1999, Frontier El Dorado Refining Company ("FEDRC"), an indirect wholly-owned subsidiary of Frontier Oil Corporation (the "Company"), acquired the 110,000 barrel per day ("bpd") crude oil refinery located in El Dorado, Kansas from Equilon Enterprises LLC ("Equilon"). The acquired assets were used by Equilon to refine crude oil. The Company intends to continue such use. The Company also purchased the crude oil, intermediate product and finished product inventories at the refinery at closing.

        Total consideration for the acquisition of the refinery consisted of $170 million cash. In addition, the Company will make contingent earn-out payments for the next eight years equal to one-half of the excess over $60 million per year of the El Dorado refinery's revenues less its material costs and operating costs, other than depreciation. The total amount of these contingent payments is capped at $40 million, with an annual cap of $7.5 million. Total consideration for the acquisition of the inventory at closing consisted of approximately $50.8 million cash. The acquisition will be accounted for under the purchase method of accounting for financial reporting purposes.

        The sources of financing for the cash portion of the acquisition consideration were (i) approximately $180 million of net proceeds from the issuance of the $190 million aggregate principal amount of the Company's 11-3/4% Senior Notes due 2009 on November 5, 1999 and (ii) approximately $40 million under a new credit facility established by Frontier Oil and Refining Company ("FORC"), an indirect wholly-owned subsidiary of the Company, with Union Bank of California, N.A., as administrative agent, documentation agent and lead arranger, and Paribas, as syndication agent and lead arranger.

        The El Dorado refinery, which produces gasoline, diesel and jet fuel, and asphalt and other products, serves the Denver market via pipeline and additionally serves Kansas City and other important markets in the Kansas, Nebraska, Iowa, Missouri, North Dakota and South Dakota. Assets of the El Dorado refinery also include a small petrochemical plant and a leased 38 megawatt cogeneration facility. The Refinery is a complex refinery and includes the following major processing units: crude/vacuum unit, hydrotreating units, reformer complex, coker, fluid catalytic cracking unit, alkylation unit, and an avgas/naphtha fractionation unit.

        The purchase price and all negotiations relating to the El Dorado Refinery acquisition were on an arm's length basis.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     This Form 8-K/A is being filed to include in the Current Report on Form 8-K filed by the registrant with the Securities and Exchange Commission on December 1, 1999 the financial statements and pro forma financial information required by
Item 7.

         Item                                                      Page

     (a) Financial Statements of Business Acquired                   3

     (b) Unaudited Pro Forma Financial Information                   8

     Unaudited Pro Forma Condensed Consolidated Balance
       Sheet as of September 30, 1999                                9

     Unaudited Pro Forma Condensed Consolidated Statement
       of Operations for the Year Ended December 31, 1998           10

     Unaudited Pro Forma Condensed Consolidated Statement
       of Operations for the Nine Months Ended September 30, 1999   11

     Notes to Unaudited Pro Forma Condensed Consolidated
       Financial Statements                                         12

     (c) Exhibits

        *10.1 Asset Purchase and Sale Agreement among Frontier El Dorado Refining Company, as buyer, Frontier Oil Corporation, as Guarantor and Equilon Enterprises LLC, as seller, dated as of October 19, 1999.

        *10.2 Revolving Credit Agreement dated as of November 16, 1999 among Frontier Oil and Refining Company, as borrower, the lenders named therein, Union Bank of California, N.A., as administrative agent, documentation agent and lead arranger, and Paribas, as syndication agent and lead arranger.

        *Filed with initial Current Report on Form 8-K, filed on December 1,
        1999.

ITEM 7(a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Equilon Enterprises LLC:

     We have audited the accompanying statements of income before interest and income taxes for the El Dorado refinery (El Dorado) for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of Equilon Enterprises LLC's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 and are not intended to be a complete presentation of El Dorado's revenues and expenses.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the income before interest and income taxes of El Dorado for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                   ARTHUR ANDERSEN LLP

Houston, Texas
October 6, 1999

                        El Dorado Refinery
      Statements of Income Before Interest and Income Taxes
                          (In Thousands)


                                                                               For the nine months ended
                                          For the year ended December 31,             September 30,
                                       -------------------------------------   ------------------------
                                           1996         1997         1998          1998         1999
                                       -----------  -----------  -----------   -----------  -----------
                                                                                      (Unaudited)

REVENUES
  Sales and other revenue              $ 1,009,065  $   962,162  $   712,910   $   556,876  $   637,419

COSTS AND EXPENSES
  Purchases and other costs                847,066      754,451      509,871       386,086      498,243
  Operating expenses                       144,287      149,654      144,087       104,506      101,721
  Selling, general and administrative
     expenses                                7,693        7,025        6,455         4,182        4,919
  Depreciation and amortization             19,552       19,520       19,651        14,468       10,309
  Taxes other than income taxes              3,617        3,534        3,388         2,634        2,825
  Impairment expense                             -            -            -             -      190,600
                                       -----------  -----------  -----------   -----------  -----------
  Total costs and expenses               1,022,215      934,184      683,452       511,876      808,617
INCOME BEFORE INTEREST
   AND INCOME TAXES                    $   (13,150) $    27,978  $    29,458   $    45,000  $  (171,198)
                                       ===========  ===========  ===========   ===========  ===========


                          El Dorado Refinery
     Notes to Statements of Income Before Interest and Income Taxes

1.  Basis of Presentation

   In October 1999, Frontier Oil Corporation (the "Company") signed an agreement to acquire from Equilon Enterprises LLC ("Equilon"), a refinery located in El Dorado, Kansas, for approximately $170 million. In addition, the Company will purchase the hydrocarbon inventory located at the refinery on the closing date. The acquisition is expected to close in November 1999.

   The Statements of Income Before Interest and Income Taxes associated with the El Dorado refinery were derived from Equilon's accounting records. Certain expense items not directly associated with the El Dorado refinery, such as interest, income taxes and corporate overhead, were not recorded in the El Dorado refinery's accounting records. Any allocation of such costs would be arbitrary and would not be indicative of what such costs actually would have been had the El Dorado refinery been operated as a stand-alone entity.

   Because of the lack of segregated or easily obtainable and reliable data for asset and liability balances other than property, plant and equipment and inventories, a balance sheet is not presented for the El Dorado refinery.

2.  Related Party Transactions

   Sales of refined products from the El Dorado refinery were primarily intercompany in nature based on prevailing refined product market prices. Such intercompany sales amounted to $940,979,000, $877,135,000 and $643,564,000 for the years ended December 31, 1996, 1997 and 1998, respectively. Intercompany sales amounted to $495,820,000 (unaudited) and 573,972,000 (unaudited) for the nine months ended September 30, 1998 and 1999, respectively. Substantially all crude purchases were intercompany in nature based on prevailing crude market prices.

3.  Acquired Assets

   The following tables present the historical cost of the fixed assets and inventories of the El Dorado refinery, as of December 31, 1997 and 1998 and September 30, 1999 (in thousands).


                                         December 31,   December 31,   September 30,
                                            1997           1998            1999
                                         ------------   ------------   -------------
                                                                        (unaudited)
                                                                       <c
>
Property, Plant and Equipment            $   546,000    $   563,800    $    565,000
Less: Accumulated Depreciation               175,400        194,100         204,400
         Accumulated Impairment                    -              -         190,600
                                         ------------   ------------   -------------
Net Property, Plant and Equipment        $   370,600    $   369,700    $    170,000
                                         ============   ============   =============


   The total capital expenditures were $18.8 million, $18.7 million and $1.2 million (unaudited) for the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1999, respectively.

   In the second quarter of 1999, Equilon recorded an impairment charge of approximately $190.6 million (unaudited), in accordance with Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," to reduce the carrying value of the El Dorado refinery to the estimated sales price of $170 million.


                                  December 31,   December 31,   September 30,
                                     1997           1998            1999
                                  ------------   ------------   -------------
                                                                 (unaudited)

Hydrocarbon Inventories           $    19,930    $    26,767    $     15,098
Materials and Supplies                 11,400          7,700           8,087
                                  ------------   ------------   -------------
       Total Inventories          $    31,330    $    34,467    $     23,185
                                  ============   ============   =============


   All inventories are valued at the lower of cost or market. The cost of hydrocarbon inventories is determined on the last-in, first-out (LIFO) method, while materials and supplies are stated at average cost. The excess of market value over the book value of inventories carried at cost on the LIFO basis of accounting was approximately $33.9 million, $8.8 million and $32.6 million (unaudited) at December 31, 1997 and 1998 and September 30, 1999, respectively.

4. Subsequent Event (subsequent to the date of auditor's examination and unaudited)

   On November 16, 1999, the Company completed the purchase of the El Dorado refinery for a price of $170 million.

ITEM 7(b) UNAUDITED PRO FORMA FINANCIAL INFORMATION

   The following unaudited pro forma condensed consolidated financial information of Frontier is based on the historical financial statements of Frontier, adjusted to give effect to the acquisition of the El Dorado refinery and its inventory (the "Acquisition") and the related issuance of senior debt obligations and borrowings under Frontier's credit facility (together, the "Debt Issuances"). The pro forma balance sheet as of September 30, 1999 assumes the Acquisition and Debt Issuances occurred as of September 30, 1999. The pro forma statements of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999 assume the Acquisition and Debt Issuances had occurred on January 1, 1998. The pro forma condensed consolidated financial information is not necessarily indicative of the results that actually would have occurred if the acquisition had been in effect on the dates indicated or which may be obtained in the future. The pro forma condensed financial information should be read in conjunction with the separate historical financial statements of Frontier, incorporated by reference in this document, and the El Dorado refinery included herein.

            UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                          September 30, 1999

                        (dollars in thousands)


                                                    As of September 30, 1999
                                           ------------------------------------------
                                           Historical      Pro Forma       Pro Forma
                                            Frontier      Adjustments       Frontier
                                           -----------  ---------------  ------------

ASSETS

Current Assets:
   Cash and cash equivalents               $   26,024   $  225,861  (a)  $   34,167
                                                          (217,718) (b)
   Receivables                                 26,540            -           26,540
   Inventory and other current assets          31,657       55,805  (b)      87,462
                                           -----------  -----------      ------------
     Total current assets                      84,221       63,948          148,169
                                           -----------  -----------      ------------


Property and Equipment, at cost               175,577      204,340  (b)     379,917
                                           -----------  -----------      ------------
Less - Accumulated depreciation                64,919            -           64,919
                                           -----------  -----------      ------------
                                              110,658      204,340          314,998

Other Assets                                    6,409        9,125           15,534
                                           -----------  -----------      ------------
                                           $  201,288   $  277,413       $  478,701
                                           ===========  ===========      ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
   Accounts Payable                        $   42,501   $        -       $   42,501
   Revolving Credit Facility                        -       47,718  (d)      47,718
   Accrued Liabilities                          5,428        9,359  (b)      14,787
                                           -----------  -----------      ------------
     Total current liabilities                 47,929       57,077          105,006
                                           -----------  -----------      ------------

Long-Term Debt:
   9-1/8% Senior Notes                         70,000            -           70,000
   11-3/4% Senior Notes                             -      187,268  (e)     187,268
                                           -----------  -----------      ------------
                                               70,000      187,268          257,268
                                           -----------  -----------      ------------

Other Liabilities                               8,191       33,068  (b)      41,259

Commitments and Contingencies

Shareholders' Equity:
   Preferred stock
   Common stock                                57,294            -           57,294
   Paid-in capital                             87,028            -           87,028
   Retained earnings (deficit)                (62,635)           -          (62,635)
   Treasury stock                              (6,519)           -           (6,519)
                                           -----------  -----------      ------------

     Total Shareholders' Equity                75,168            -           75,168
                                           -----------  -----------      ------------
                                           $  201,288   $  277,413       $  478,701
                                           ===========  ===========      ============



See accompanying notes to unaudited pro forma consolidated financial statements.

       UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                 For the Year Ended December 31, 1998

                (dollars in thousands except per share)


                                                    Historical
                                       Historical    El Dorado      Pro Forma        Pro Forma
                                        Frontier     Refinery      Adjustments       Frontier
                                       ----------   ----------   ----------------   ----------

Revenues:
   Refined products                    $  297,662   $  712,910   $        -         $1,010,572
   Other                                    1,706            -            -              1,706
                                       ----------   ----------   ----------         ----------
                                          299,368      712,910            -          1,012,278
                                       ----------   ----------   ----------         ----------

Costs and expenses:
   Refining operating costs               254,733      657,346       24,140  (f)       936,219
   Selling and general expenses             8,225        6,455            -             14,680
   Depreciation                            10,710       19,651      (19,651) (g)        20,927
                                                                     10,217  (g)
                                       ----------   ----------   ----------         ----------
                                          273,668      683,452       14,706            971,826
                                       ----------   ----------   ----------         ----------

Operating Income                           25,700       29,458      (14,706)            40,452
Interest Expense, net                       6,732            -       27,996  (i)        34,728
                                       ----------   ----------   ----------         ----------

Income Before Income Taxes                 18,968       29,458      (42,702)             5,724
Provision for Income Taxes                    150            -            -  (j)           150
                                       ----------   ----------   ----------         ----------

Income From Continuing Operations      $   18,818   $   29,458   $  (42,702)        $    5,574
                                       ==========   ==========   ==========         ==========

Average Number of Common
   Shares Outstanding                      28,124                                       28,124
                                       ==========                                   ==========

Basic Earnings Per Share of Common
   Stock from Continuing Operations    $      .67                                   $      .20
                                       ==========                                   ==========

Diluted Earnings Per Share of Common
   Stock from Continuing Operations    $      .65                                   $      .19
                                       ==========                                   ==========



See accompanying notes to unaudited pro forma consolidated financial statements.

       UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

             For the Nine Months Ended September 30, 1999

                (dollars in thousands except per share)



                                                            Historical
                                               Historical    El Dorado      Pro Forma        Pro Forma
                                                Frontier     Refinery      Adjustments       Frontier
                                               ----------   ----------   ----------------   ----------

Revenues:
   Refined products                            $  261,098   $  637,419   $        -         $  898,517
   Other                                            1,829            -            -              1,829
                                               ----------   ----------   ----------         ----------
                                                  262,927      637,419            -            900,346
                                               ----------   ----------   ----------         ----------

Costs and expenses:
   Refining operating costs                       235,111      602,789      (23,835) (f)       814,065
   Selling and general expenses                     6,331        4,919            -             11,250
   Depreciation                                     8,706       10,309      (10,309) (g)        16,369
                                                                              7,663  (g)
   Impairment Expense                                   -      190,600     (190,600) (h)             -
                                               ----------   ----------   ----------         ----------
                                                  250,148      808,617     (217,081)           841,684
                                               ----------   ----------   ----------         ----------

Operating Income (Loss)                            12,779     (171,198)     217,081             58,662
Interest Expense, net                               4,971            -       20,998  (i)        25,969
                                               ----------   ----------   ----------         ----------

Income (Loss) Before Income Taxes                   7,808     (171,198)     196,083             32,693
Provision for Income Taxes                            382            -        1,253  (j)         1,635
                                               ----------   ----------   ----------         ----------

Income (Loss) From Continuing Operations       $    7,426   $ (171,198)  $  194,830         $   31,058
                                               ==========   ==========   ==========         ==========

Average Number of Common
   Shares Outstanding                              27,394                                       27,394
                                               ==========                                   ==========

Basic Earnings (Loss )Per Share of Common
   Stock from Continuing Operations            $      .27                                   $     1.13
                                               ==========                                   ==========

Diluted Earnings Per Share of Common
   Stock from Continuing Operations            $      .27                                   $     1.12
                                               ==========                                   ==========




See accompanying notes to unaudited pro forma consolidated financial statements.

    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


(a) To reflect the adjustment to cash as a result of the issuance of the notes and borrowings under the new credit facility, as follows (in thousands):

      Proceeds from issuance of the notes, net of issuance costs $ 180,768 Proceeds from borrowings under the new credit facility,
         net of credit facility fees                                   45,093
                                                                    ---------
                   Total net proceeds                               $ 225,861
                                                                    =========


(b) To reflect the acquisition of the El Dorado refinery. The El Dorado refinery acquisition will be accounted for as a purchase and the acquired assets and liabilities are included in the September 30, 1999 pro forma balance sheet of Frontier at values based on a preliminary allocation of the purchase price. The purchase price allocation is expected to be finalized during 2000 based upon further evaluation of the acquired assets. The preliminary purchase price allocation is as follows (in thousands):

                                                      September 30,
                                                          1999
                                                      -------------
       Inventory-crude oil, intermediate product
        and refined product                             $  47,718
       Inventory-parts and supplies, chemicals              8,087
       Property, plant and equipment                      204,340
       Accrued liabilities                                 (3,000)
       Accrued turnaround costs                           (22,331)
       Post-retirement employee liabilities               (17,096)
                                                      -------------
                                                        $ 217,718
                                                      =============


(c) The adjustment to other assets consists of $6.5 million of cost related to the issuance of the notes and $2.6 million of costs related to the arrangement of the new credit facility.

(d) To reflect borrowings under the bank credit facility to purchase the El Dorado refinery inventory at closing.

(e) To reflect the issuance of $190,000,000 of 11-3/4% Senior Notes.

(f) To adjust refining operating expenses to reflect inventories on a FIFO basis of accounting used by Frontier.

(g) To record (1) the reversal of historical El Dorado refinery depreciation and
    (2) pro forma depreciation based on preliminary purchase price allocation to the El Dorado refinery property, plant and equipment.

(h) To reverse the El Dorado refinery second quarter 1999 impairment expense.
    In the second quarter of 1999, Equilon recorded an impairment charge of approximately $190.6 million, in accordance with Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," to reduce the carrying value of the El Dorado refinery to the estimated sales price of $170 million.

(i) Reflects the adjustment to interest expense relating to the offering of the notes and borrowings under the bank credit facility, as follows (in thousands):


                                                                          Nine Months
                                                           Year Ended        Ended
                                                           December 31,  September 30,
                                                              1998           1998
                                                           ------------  -------------

      Interest expense on notes and new credit facility*   $    26,321   $    19,741
      Amortization of debt issue costs and discount              1,675         1,257
                                                           ------------  -------------
        Adjustment to interest expense                     $    27,996   $    20,998
                                                           ============  =============

  _________
* Interest expense on the new credit facility is calculated as if the $47.8 million borrowed to acquire the crude oil, intermediate product and refined product inventory in the acquisition remains outstanding for the periods presented. Frontier believes interest expense for the new credit facility will be lower as average borrowings under the facility are expected to be less than $47.8 million. A $10 million average decrease in borrowings under the facility will decrease interest expense by $838,000 per year.

(j) To reflect the income tax expense effects of pro forma adjustments at an assumed state tax rate of 5%. No U.S. federal income tax expense is reflected in the accompanying pro forma statements of operations as Frontier has $125.2 million of regular net operating loss carryforwards at December 31, 1998 to reduce future federal taxable income.

                              SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   FRONTIER OIL CORPORATION


                                   By: /s/ Julie H. Edwards
                                       ---------------------------
                                       Julie H. Edwards
                                       Senior Vice President - Finance and
                                         Chief Financial Officer



Date: January 5, 2000